Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 2 to Registration Statement on Form S-4 (the “Registration Statement”) of our report dated March 15, 2024 , except for Note 11 as to which the date is April 22, 2024, which includes a restatement paragraph for previously issued financial statements and an explanatory paragraph relating to Golden Arrow Merger Corp.’s ability to continue as a going concern, relating to the financial statements of Golden Arrow Merger Corp. as of and for the years ended December 31, 2023 and 2022, appearing in the Prospectus constituting a part of this Registration Statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 13, 2024